Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jim@compassequity.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Declares First Quarter 2010
Distribution of $0.34 Per Share
Westport, Conn., April 8, 2010 — Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that its Board of Directors has declared a quarterly cash distribution of $0.34 per share. The distribution for the three months ended March 31, 2010 is payable on April 30, 2010 to all holders of record as of April 23, 2010.
Joe Massoud, CEO of Compass Diversified Holdings, commented, “We are pleased to declare our first quarter distribution of $0.34 per share. We have now declared a distribution each quarter since our IPO in May of 2006 and, including this quarter, will have cumulatively distributed $4.9752 per share to our shareholders.”
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) was formed to acquire and manage a group of middle market businesses that are headquartered in North America. Its subsidiaries are a diverse group of businesses with highly defensible market positions.
CODI’s structure involves acquisition of controlling ownership interests in its subsidiaries in order to maximize its ability to impact each subsidiary’s performance. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s model involves discipline in identifying and valuing businesses, proactive engagement with the management teams of the companies it acquires and the monetization of its subsidiaries when it believes that doing so will maximize shareholder value. The Company seeks to provide a high level of transparency in financial reporting and governance processes for the benefit of its shareholders. CODI currently has seven subsidiaries operating in distinct market niches. The cash flows generated by these businesses are utilized in pursuit of CODI’s dual objectives of investing in the long-term growth of the Company and making distributions of cash to its shareholders.

Our Subsidiary Businesses
Each of our companies is a leader in their respective market niche.
Based in Ecru, MS, American Furniture Manufacturing is a manufacturer of promotionally priced upholstered furniture. Visit www.americanfurn.net.
Based in Coral Springs, FL, Anodyne Medical Device is a designer and manufacturer of medical therapeutic support surfaces and other wound treatment devices. Visit www.anodynemedicaldevice.com.
Based in Aurora, CO, Advanced Circuits is a manufacturer of quick-turn, prototype and production rigid printed circuit boards (“PCBs”). Visit www.advancedcircuits.com.
Based in Watsonville, CA, Fox Racing Shox is a designer, manufacturer and marketer of suspension products for mountain bikes and powered off-road vehicles. Visit www.foxracingshox.com.
Based in Sterling, IL, Halo Lee Wayne is a one-stop resource for design, sourcing and fulfillment of promotional products. Visit www.haloleewayne.com.
Based in Payson, UT, Liberty Safe is a designer and manufacturer of premium home and gun safes. Visit www.libertysafe.com.
Based in Cincinnati, OH, Staffmark is a provider of temporary staffing services, operating approximately 300 locations in 29 states. Visit www.staffmark.com.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.
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